EXHIBIT 99.1

Donegal Group Inc. Announces Release Date for Second Quarter 2026 Results

MARIETTA, Pa., July 07, 2026 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) announced today that it plans to release its results for the second quarter ended June 30, 2026, on Thursday, July 30, 2026, before the opening of regular trading on the NASDAQ Stock Market. The Company will provide a supplemental investor presentation in the Investors section of its website at investors.donegalgroup.com, concurrently with its earnings press release.

At approximately 8:30 am EDT on Thursday, July 30, 2026, the Company will make available in the Investors section of its website a pre-recorded audio webcast featuring management commentary by Kevin Burke, President and Chief Executive Officer; Jeffrey Miller, Executive Vice President and Chief Financial Officer; and select members of the senior management team. Management will address questions they receive in advance in their prepared remarks. Questions for consideration should be submitted via e-mail to investors@donegalgroup.com by 5:00 pm EDT on Thursday, July 16, 2026.

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in 21 Mid-Atlantic, Midwestern, Southern and Southwestern states. Donegal Mutual Insurance Company and its insurance subsidiaries conduct business together with the insurance subsidiaries of Donegal Group Inc. as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. The Company is focused on several primary strategies, including achieving sustained excellent financial performance, advancing its operational and digital capabilities, capitalizing on opportunities to grow profitably and providing superior experiences to its agents, customers and employees.

Investor Relations Contact

Jeremy Hellman, Vice President, The Equity Group Inc.
Phone: (212) 836-9626
E-mail: jhellman@theequitygroup.com